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                                                                    Exhibit 99.1

                                                      NEWS RELEASE
                                             Contact:     Karen R. Mella
                                              Vice President Investor Relations
                                                      (210) 547-1000
                                              E-mail:    kmella@atsi.net
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                                               Web Site:  www.atsi.net
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AMERICAN TELESOURCE RECEIVES $10 MILLION EQUITY FUNDING COMMITMENT

SAN ANTONIO, TEXAS, October 16, 2000 -- American TeleSource International, Inc. ("ATSI") (AMEX: AI) announced today that it has arranged for $10 million in funding from a single institutional investor. This private placement of 6% Series E Cumulative Convertible Preferred Stock replaces the funding to be led by Marshall Capital, which had previously been announced by the Company on July 17, 2000. The Company sought and received termination of the funding arrangement with Marshall Capital.

Under terms of the Securities Purchase Agreement, the investor will immediately invest $2.5 million in ATSI, and will invest an additional $7.5 million upon the satisfaction of certain conditions outside of the investor's control, within agreed upon timeframes, including i) ATSI closing the acquisition of Genesis Communications International, Inc. (see the Company's press release dated October 5, 2000), ii) registration of the Preferred Stock, and iii) an investment in ATSI by an additional investor acceptable to the institutional investor. The investor initially received warrants to purchase 909,091 shares of common stock at an exercise price of $1.72. Upon the investment of the additional $7.5 million, the investor will receive 2,727,273 warrants with the same exercise price.

The Securities Purchase Agreement also allows the investor to purchase up to an additional $8 million in Series E Preferred Stock, but restricts their ownership to no more than 5% of ATSI's common stock at any point in time. The agreement is structured to allow ATSI the opportunity to bring in a technological or strategic investor for an additional $5 million of Series E Preferred Stock. This equity facility was put in place to support a comprehensive financing package that should support ATSI's short-term and long-term business plans. If all funding occurs, a total of $23 million in cash would be provided to ATSI.

Arthur L. Smith, ATSI's Chairman and Chief Executive Officer, stated, "We are very pleased to have this investment in place. The institutional investor worked diligently with us over the past several weeks to provide ATSI with a financial foundation for continued execution of its business plan. This equity investment allows us to move forward with the initial stages of our network buildout in Mexico and support the ATSI/Genesis operations."

H. Douglas Saathoff, ATSI's Chief Financial Officer, stated, "This funding is key to our growth going forward. This commitment, if funded in full, should provide the equity base for financing
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of our network buildout. In combination with the anticipated positive cash flow contribution of Genesis in our fiscal quarter ending January 31, 2001, it strengthens our financial condition going forward in a time period in which other companies within the industry are burdened by large debt. I believe that we will have a very positive story to share with the investing public."

American TeleSource International, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States. The Company's borderless strategy includes the deployment of a "next generation" network for more efficient and cost effective service offerings of domestic and international voice and data. ATSI has clear advantages over the competition through its corporate framework consisting of unique licenses, interconnection and service agreements, network footprint, and extensive retail distribution. ATSI's Internet software subsidiary, GlobalSCAPE, Inc., (www.globalscape.com) is a leader in the development, marketing, distribution and support of award winning Internet-based software in a broad array of categories including file management, multimedia utilities and Web site development tools.

This news release contains forward-looking statements. These statements describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. More detailed information about American TeleSource International, Inc. is available in the Company's public filings with the Security and Exchange Commission.